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                                                                    EXHIBIT 99.1

                   AMERICAN REAL ESTATE INVESTMENT CORPORATION
                        PLYMOUTH MEETING EXECUTIVE CAMPUS
                       620 WEST GERMANTOWN PIKE, SUITE 200
                           PLYMOUTH MEETING, PA 19462
                     TEL. (610) 834-7950 FAX (610) 834-9560
                              HTTP://WWW.AREIC.COM



FOR IMMEDIATE RELEASE

AMERICAN REAL ESTATE INVESTMENT CORPORATION ENTERS SOUTHEAST MARKET WITH 2.4 MILLION SF INDUSTRIAL PORTFOLIO PURCHASE IN GREENVILLE, SOUTH CAROLINA

PLYMOUTH MEETING, PA, January 4, 1999. American Real Estate Investment Corporation (AMEX: REA - NEWS) (the "Company") today announced that it has acquired a 2.4 million square foot industrial portfolio in Greenville, South Carolina from affiliates of T. Walter Brashier, one of the largest private developers in the South Carolina marketplace. The portfolio is comprised of 26 buildings located in 7 industrial parks throughout the Greenville/Spartanburg marketplace. The aggregate purchase price is approximately $49.6 million, or $20.70 per square foot. The portfolio is currently 100% leased. Tenants include BMW, Hitachi, General Electric, Graco and Fabri-Kal Corporation, among others. Additionally, the Company acquired affirmative rights to purchase future industrial buildings from the seller and entered into certain agreements which prohibit the seller from competing for tenants of the existing portfolio. The Company will open a regional office in Greenville, South Carolina.

As part of the consideration in the transaction, the Company issued $7.5 million of Convertible Preferred Limited Partnership Units (the "Units"). The Units have a conversion price of $16.50 and an initial distribution rate of 9% per annum. The Liquidation Preference of each Unit is $25.00. The Units are convertible to Common Stock at any time, and redeemable, at Par, by the Company at any time.

"This transaction represents not only the continued execution of our disciplined growth strategy, but an excellent complement to our existing distribution platform. The Greenville/Spartanburg marketplace demonstrates some of the strongest economic fundamentals we have identified in the country, a trend which has been underscored by the commitment of companies such as BMW, Michelin, (both with North American Headquarters), Fluor Daniel, Hitachi, Lockheed Martin, Mita Copier, Caterpillar and General Electric, all of whom have established substantial operations in the area in the past five years. The market has a terrific transportation system with superb interstate highway access and a new 14,000 foot airport runway expansion which will rival Atlanta's for international flight capability. Through this purchase, we are gaining instant critical mass with control of almost 10% of the local competitive inventory, and we see ample opportunities for continued acquisitions. The purchase provides a going-in yield of over 11% with additional near term upside, as the majority of expiring leases are at significant discounts to current market rent," stated John Begier, the Company's Senior Vice President of Acquisitions.



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                   AMERICAN REAL ESTATE INVESTMENT CORPORATION

January 4, 1999
Page 2 of 3


"This portfolio acquisition highlights an extraordinary year for our shareholders, during which we created a distribution network throughout the Mid-Atlantic, Mid-West and now Southeast, comprising nearly 10 million square feet of high yielding, well located product. We have built market share through focused purchases of institutional quality assets and established partnerships with top flight local sharpshooters in markets with terrific fundamentals. We have accomplished this, despite the constrained capital markets, primarily through the support of Blue Chip REIT investors who ascribe value to our operating platform and strategy execution. We are very bullish on the opportunities we see before us and feel well positioned to capitalize on them; we look forward to continued success in 1999", stated Jeff Kelter, President of American Real Estate.

Some 1998 highlights include:

- Completed the transition of the Company's focus from Southwest multi-family properties to office and industrial properties in the Eastern portion of the country. The Company sold the last two multi-family communities reporting a gain of $11.9 million dollars.

- Increased total square footage owned by approximately 500% from approximately 2.0 million square feet to approximately 12.0 million square feet. Total industrial space owned now aggregates approximately 9.8 million square feet, up approximately 637% from approximately 1.3 million square feet owned on January 1, 1998. Office space now totals approximately 2.0 million square feet, up approximately 290% from approximately 514,000 square feet owned on January 1, 1998.

- Established a regional distribution platform by substantially increasing the Company's core holdings in Harrisburg, PA and expanding through Central Ohio into the Indiana and South Carolina markets. Additionally, created partnerships with established local sharpshooters in several of these markets providing the Company an ongoing pipeline of development and acquisition opportunities.

-    Increased  total  market   capitalization  to  approximately  $585
     million, representing growth of approximately 130% over the approximately $254 million that the Company started the year with. This was accomplished despite an extremely constrained capital environment through a variety of methods. The Company issued OP units totaling $59 million at an average unit price of $16.67 in consideration for property acquisitions in four transactions. The Company also exchanged debt for equity and sold both common and convertible shares in private placements. The Company's strategy and growth have attracted well known REIT investors such as Morgan Stanley Asset Management, AEW Capital Management, CRA Realty Advisors and the New York Common Fund, among others.

- Established a $150 million line of credit through BankBoston and filed a $500 million S-3 shelf registration.



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                   AMERICAN REAL ESTATE INVESTMENT CORPORATION

January 4, 1999
Page 3 of 3


American Real Estate Investment Corporation, with headquarters in Plymouth Meeting, Pennsylvania, and regional offices in Franklin Lakes, New Jersey, Albany and Syracuse, New York, and Allentown, Pennsylvania, is a fully-integrated, self-administered and self-managed real estate investment trust (REIT) focusing on office and industrial properties located in the Mid-Atlantic, Northeast, Mid-West and Southeastern states. The Company currently owns 99 office and industrial properties containing an aggregate of approximately 12 million square feet. For more information, contact Timothy A. Peterson at 610-834-3469, send email to INFO@AREIC.COM or visit the Company's web site at WWW.AREIC.COM.

THIS PRESS RELEASE MAY CONTAIN STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY, ITS DIRECTORS, OR ITS OFFICERS WITH RESPECT TO THE FUTURE OPERATING PERFORMANCE OF THE COMPANY AND THE RESULT AND THE EFFECT OF LEGAL PROCEEDINGS. INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES ARE DESCRIBED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S FORM 10-KSB AND QUARTERLY REPORTS ON FORM 10-QSB AND 10-Q.

SOURCE AMERICAN REAL ESTATE INVESTMENT CORPORATION
WEB SITE: HTTP://WWW.AREIC.COM
CONTACT: TIMOTHY A. PETERSON OF AMERICAN REAL ESTATE INVESTMENT CORPORATION, 610-834-3469

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